SECURITIES AND EXCHANGE COMMISSION
                  Washington D.C. 20549
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                       FORM 12B-25
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              NOTIFICATION OF LATE FILING
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(Check One) [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K
            [X] Form 10-Q [ ] Form N-SAR
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For Period Ended:
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   [] Transition Report on Form 10-K
   [] Transition Report on Form 20-F
   [] Transition Report on Form 11-K
   [] Transition Report on Form 10-Q
   [] Transition Report on Form N-SAR
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For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the
notification relates:
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           PART I - REGISTRANT INFORMATION
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Full Name of Registrant
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EUROSOFT CORP.
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Former Name if Applicable
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Address of Principal Executive Office (Street and Number)
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703 LUCERNE AVENUE, SUITE 201
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City, State and Zip Code
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LAKE WORTH, FLORIDA 33460
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             PART II - RULE 12b-25(b) and (c)
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If the subject could not be filed without unreasonable
effort or expense and the registrant seeks relief pursuant
to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)
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[X] (a) The reasons described in reasonable detail in Part
        III of this form could not be eliminated without unreasonable effort or expense;
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[X] (b) The subject annual report, semi-annual report,
        transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
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[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                  PART III - NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period or portion thereof, could not be filed within the prescribed time period. (Attached Extra Sheets if needed)
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Registrant did not obtain all information prior to filing date and attorney and accountant could not complete the required legal information, financial statements and Management's Discussion and Analysis of such financial statements by August 14, 2000.
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                PART IV - OTHER INFORMATION
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(1)  Name and telephone of person to contact in regard to
this notification.
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WILLIAM H. LUCKMAN        (561)       540-5886
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(Name)                 (Area Code)   (Telephone Number)
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(2)  Have all other periodic reports required under Section
13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If answer is no, identify report(s).   [X] Yes
                                       [ ] No
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(3)  Is it anticipated that any significant changes in
results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?                               [ ] Yes
                                       [X] No
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                         SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this notification to be singed on its behalf by the undersigned hereunto duly authorized.
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By: /s/ William H. Luckman             Dated August 14, 2000
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        William H. Luckman
        Executive Vice President